Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 10, 2013

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Holiday Sales

PHILADELPHIA, PA, January 10, 2013 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced record net sales for the two months ended December 31, 2012.

Total Company net sales for the two months increased to $666 million or 15% over the same period last year. Comparable retail segment net sales, which include our comparable direct-to-consumer channel, increased 9% while comparable store net sales decreased by 1%. Direct-to-consumer returns at stores are charged against store sales. Excluding these returns comparable store net sales would have been low single-digit positive. Comparable retail segment net sales increased 33% at Free People, 10% at Urban Outfitters and 5% at Anthropologie. Direct-to-consumer net sales increased by 38% for the period and wholesale segment net sales increased 21%.

“We are pleased to announce a 15% increase in our Holiday sales, driven by strength in all brands.” said Richard A. Hayne, Chief Executive Officer. “I am proud of the teams’ execution as they delivered better product with more disciplined inventory management leading to improvement in regular price sales.”

For the 11-month period ended December 31, 2012, total Company net sales increased to $2.6 billion or 12% over the same period last year. Comparable retail segment net sales increased 6% while comparable store net sales decreased by 1%. Direct-to-consumer net sales increased by 29% for the period and wholesale segment net sales increased 11%.

During the 11 months ended December 31, 2012, the Company opened a total of 46 new stores including: 15 Free People stores, 16 Urban Outfitters stores, 13 Anthropologie stores, 1 BHLDN store and 1 Terrain garden center, and closed 1 Anthropologie store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 213 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 180 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 77 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of December 31, 2012.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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